Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell Travelzoo, North America +1 (212) 484-4912 cmcconnell@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2013 Results

NEW YORK, October 17, 2013 - Travelzoo Inc. (NASDAQ: TZOO):

Third Quarter 2013 Financial Highlights:

•	Revenue of $37.3 million, up 5% year-over-year

•	Non-GAAP net income of $3.0 million

•	Non-GAAP earnings per share of $0.19, compared to $0.21 in the prior-year period

•	GAAP net loss of $19.0 million; GAAP loss per share of $1.24

•	Cash flow from operations of $2.2 million

Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2013, with revenue of $37.3 million, an increase of 5% year-over-year. Non-GAAP operating income was $4.0 million. Non-GAAP net income was $3.0 million, with non-GAAP earnings per share (non-GAAP EPS) of $0.19, down from non-GAAP EPS of $0.21 in the prior-year period. Non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share exclude a $22.0 million charge related to a reserve for Travelzoo Inc.'s settlement agreements in connection with a dispute over unclaimed property audits.

"Our combined Travel business grew 16% year-over-year, this progress was offset by disappointing results in our Search and Local businesses," said Chris Loughlin, chief executive officer. "We continue to invest in product development in order to make it easier to find and book deals on Travelzoo and to spur future growth. We launched a new home page this quarter and intend to start beta-testing our new hotel booking platform at the beginning of next year.  Purchases on mobile products increased 41% year-over-year.  On the social media side, we are now one of the more active travel brands, with over 1.8 million combined fans and followers on Facebook and Twitter."

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North America
North America business segment revenue increased 4% year-over-year to $26.2 million. Non-GAAP operating income for the third quarter ended September 30, 2013 was $2.5 million, or 10% of revenue, down from $3.1 million, or 12% of revenue, in the prior-year period.

Europe
Europe business segment revenue increased 7% year-over-year to $11.0 million. In local currency terms, revenue for the third quarter September 30, 2013 increased 9% year-over-year. Operating profit was $1.5 million, or 13% of revenue, up from an operating profit of $1.1 million, or 10% of revenue in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 23.2 million as of September 30, 2013, up 4% from September 30, 2012. In North America, total unduplicated number of subscribers was 16.5 million as of September 30, 2013, up 3% from September 30, 2012. In Europe, total unduplicated number of subscribers was 6.7 million as of September 30, 2013, up 6% from September 30, 2012.

Income Taxes
Income tax expense was $1.2 million, compared to $896,000 in the prior-year period. The Non-GAAP effective income tax rate was 29%, up from 21% in the prior-year period.

Asset Management
During the third quarter of 2013, Travelzoo generated $2.2 million of cash from operating activities. Accounts receivable decreased by $622,000 over the prior-year period to $14.8 million. Accounts payable increased by $4.4 million over the prior-year period to $27.7 million. Capital expenditures were $1.5 million, up from $774,000 in the prior-year period. As of September 30, 2013, cash and cash equivalents were $77.9 million.

Unclaimed Property Audits
Travelzoo entered into agreements with 34 states to resolve those states’ claims related to unclaimed property audits. As previously disclosed in the Company’s reports on Form 10-K and Form 10-Q, multiple states have claimed that certain shares of Travelzoo, which were not claimed by former shareholders of Travelzoo.com Corporation following the 2002 merger, were unclaimed property. While the Company disputes the states’ claims, the Company determined that it was in its best interest to resolve the disputes and settle with 34 of the states.

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The multi-state settlement relates to an approximate 700,000 shares of Travelzoo that those states claim may be subject to escheat. An additional 15 states remain that have or may raise claims on a remaining approximate 400,000 shares that were not exchanged following the merger by residents in those states.

The Company expects to make one-time cash payments to the 34 states after further due diligence, which it intends to make from cash on hand. To cover those payments, as well as potential future settlements with the remaining 15 states, the Company recorded an estimated $22.0 million charge in the three months ended September 30, 2013.

Non-GAAP Measures
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP North America operating income, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the charges related to our unexchanged merger shares. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. As the only difference between GAAP and non-GAAP measures is the charges related to our unexchanged merger shares, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP measures in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release for a summary of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Conference Call
Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

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About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$37,256	$35,447	$120,759	$114,140
Cost of revenues	4,322	3,989	12,733	11,672
Gross profit	32,934	31,458	108,026	102,468
Operating expenses:
Sales and marketing	18,449	17,427	57,563	49,753
General and administrative	10,510	9,836	30,659	28,583
Unexchanged promotional merger shares	22,000	—	22,000	3,000
Total operating expenses	50,959	27,263	110,222	81,336
Income (loss) from operations	(18,025)	4,195	(2,196)	21,132
Other income	224	135	369	218
Income (loss) before income taxes	(17,801)	4,330	(1,827)	21,350
Income taxes	1,235	896	6,414	6,908
Net income (loss)	$(19,036)	$3,434	$(8,241)	$14,442
Net income (loss) per share:
Basic	$(1.24)	$0.22	$(0.54)	$0.91
Diluted	$(1.24)	$0.21	$(0.54)	$0.90
Weighted Average Shares:
Basic	15,362	15,884	15,362	15,935
Diluted	15,362	15,992	15,362	16,041

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$77,900	$61,169
Accounts receivable, net	14,818	13,626
Income taxes receivable	4,504	6,682
Deposits	501	389
Prepaid expenses and other current assets	3,483	2,260
Deferred tax assets	2,007	2,194
Total current assets	103,213	86,320
Deposits, less current portion	979	1,107
Deferred tax assets, less current portion	1,229	1,710
Restricted cash	1,618	3,396
Property and equipment, net	6,376	4,314
Intangible assets, net	540	986
Total assets	$113,955	$97,833
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,676	$28,695
Accrued unexchanged promotional merger shares	25,000	3,000
Accrued expenses	10,043	8,993
Deferred revenue	1,740	2,698
Deferred rent	306	280
Income tax payable	1,353	—
Total current liabilities	66,118	43,666
Long-term tax liabilities	10,388	10,030
Deferred rent, less current portion	1,423	798
Total liabilities	77,929	54,494
Common stock	163	163
Treasury stock	(7,898)	(7,898)
Additional paid-in capital	9,851	8,863
Accumulated other comprehensive loss	(797)	(737)
Retained earnings	34,707	42,948
Total stockholders’ equity	36,026	43,339
Total liabilities and stockholders’ equity	$113,955	$97,833

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$(19,036)	$3,434	$(8,241)	$14,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	709	630	2,185	1,856
Deferred income taxes	241	(3)	641	(3)
Stock-based compensation	375	307	989	900
Provision for losses on accounts receivable	(94)	(84)	(44)	116
Net foreign currency effects	(74)	(46)	38	(6)
Changes in operating assets and liabilities:
Accounts receivable	1,021	53	(1,106)	(2,069)
Deposits	(3)	(17)	17	(382)
Income tax receivable	(1,424)	689	2,169	1,819
Prepaid expenses and other current assets	59	(161)	(975)	(241)
Accounts payable	(1,886)	680	(1,041)	1,189
Accrued unexchanged promotional shares	22,000	—	22,000	3,000
Accrued expenses	(182)	897	1,039	3,198
Deferred revenue	(109)	383	(956)	323
Deferred rent	188	55	299	21
Income tax payable	254	(1)	1,292	(284)
Other non-current liabilities	149	34	359	(190)
Net cash provided by operating activities	2,188	6,850	18,665	23,689
Cash flows from investing activities:
Purchases of restricted cash	2,048	—	1,786	—
Purchases of property and equipment	(1,487)	(774)	(3,596)	(2,046)
Net cash provided by (used in) investing activities	561	(774)	(1,810)	(2,046)
Cash flows from financing activities:
Cash used in purchase of common stock	—	(3,611)	—	(3,611)
Net cash used in financing activities	—	(3,611)	—	(3,611)
Effect of exchange rate on cash and cash equivalents	1,770	1,008	(124)	858
Net increase in cash and cash equivalents	4,519	3,473	16,731	18,890
Cash and cash equivalents at beginning of period	73,381	54,161	61,169	38,744
Cash and cash equivalents at end of period	$77,900	$57,634	$77,900	$57,634
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,897	$177	$1,917	$5,568

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended September 30, 2013	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$26,209	$11,047	$—	$37,256
Intersegment revenue	361	110	(471)	—
Total net revenues	26,570	11,157	(471)	37,256
Operating income	$2,506	$1,469	$(22,000)	$(18,025)
Three months ended September 30, 2012	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$25,147	$10,300	$—	$35,447
Intersegment revenue	211	10	(221)	—
Total net revenues	25,358	10,310	(221)	35,447
Operating income	$3,121	$1,074	$—	$4,195
Nine months ended September 30, 2013	North America	Europe	Elimination and Other (b)	Consolidated
Revenue from unaffiliated customers	$86,368	$34,391	$—	$120,759
Intersegment revenue	757	440	(1,197)	—
Total net revenues	87,125	34,831	(1,197)	120,759
Operating income	$13,888	$5,916	$(22,000)	$(2,196)
Nine months ended September 30, 2012	North America	Europe	Elimination and Other (b)	Consolidated
Revenue from unaffiliated customers	$82,415	$31,725	$—	$114,140
Intersegment revenue	496	41	(537)	—
Total net revenues	82,911	31,766	(537)	114,140
Operating income	$18,094	$6,038	$(3,000)	$21,132

(a)	Includes a charge of $22.0 million for the three months ended September 30, 2013 related to settlement agreements in connection with a dispute over unclaimed property audits.

(b)
Includes a charge of $22.0 million and $3.0 million for the nine months ended September 30, 2013 and 2012, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP operating expense	$50,959	$27,263	$110,222	$81,336
Unexchanged merger shares (a) (b)	22,000	—	22,000	3,000
Non-GAAP operating expense	$28,959	$27,263	$88,222	$78,336

GAAP operating income (loss)	$(18,025)	$4,195	$(2,196)	$21,132
Unexchanged merger shares (a) (b)	22,000	—	22,000	3,000
Non-GAAP operating income	$3,975	$4,195	$19,804	$24,132

GAAP operating margin	(48.4)%	11.8%	(1.8)%	18.5%
Unexchanged merger shares (a) (b)	59.1%	—%	18.2%	2.6%
Non-GAAP operating margin	10.7%	11.8%	16.4%	21.1%

GAAP effective tax rate	(6.9)%	20.7%	(351.1)%	32.4%
Unexchanged merger shares (a) (b)	36.4%	—%	382.9%	(4.0)%
Non-GAAP effective tax rate	29.4%	20.7%	31.8%	28.4%

GAAP net income (loss)	$(19,036)	$3,434	$(8,241)	$14,442
Unexchanged merger shares (a) (b)	22,000	—	22,000	3,000
Non-GAAP net income	$2,964	$3,434	$13,759	$17,442

Earnings (loss) per share	$(1.24)	$0.21	$(0.54)	$0.90
Unexchanged merger shares (a) (b)	1.43	—	1.42	0.19
Non-GAAP earnings per share (c)	$0.19	$0.21	$0.88	$1.09

(a)	Includes a charge of $22.0 million for the three months ended September 30, 2013 related to settlement agreements in connection with a dispute over unclaimed property audits.

(b)
Includes a charge $22.0 million and $3.0 million for the nine months ended September 30, 2013 and 2012, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

(c)
Shares used to calculate non-GAAP earnings per share for the three months ended September 30, 2013 were 15,482,802, which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share. Shares used to calculate non-GAAP earnings per share for the nine months ended September 30, 2013 were 15,550,982, which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share.

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